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                                                                     Exhibit 5.1


[QUARLES & BRADY LOGO]




                                    October 13, 1995



W.H. Brady Co.
6555 West Good Hope Road
Milwaukee, Wisconsin  53223

Gentlemen:

  We have examined the Registration Statement on Form S-3 of W.H. Brady Co., a Wisconsin corporation ("Company"), to be filed concurrently herewith with the Securities and Exchange Commission registering 14,553,826 shares of Class A Nonvoting Common Stock ("Class A Common Stock"), $.01 par value, of the Company, consisting entirely of shares to be paid as a dividend on outstanding shares of the Company's stock (the "Registration Statement"), the Articles of Incorporation, Bylaws and minutes of corporate proceedings regarding the Company's organization and the proposed dividend of Class A Common Stock, and such other documents as we have deemed necessary for purposes of rendering this opinion.

  For purposes of rendering this opinion, we have examined originals or photostatic copies of the documents referred to above. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

  On the basis of such examination, it is our opinion that the Class A Common Stock being registered when issued as a dividend by the Company as described in the Registration Statement, will be validly issued, fully paid and non-assessable by the Company (provided, however, that shareholders may be personally liable for certain compensation claims, as set forth in Section 180.0622(2)(b) of the Wisconsin Statutes and predecessor statutes).

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference therein to our firm as experts.

                                    Very truly yours,



                                    QUARLES & BRADY